UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 1, 2006

The Stanley Works
__________________________________________
(Exact name of registrant as specified in its charter)

Connecticut	1-5244	06-0548860
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Stanley Drive, New Britain, Connecticut		06053
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(860) 225-5111

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 1, 2006, The Stanley Works completed its acquisition of all of the shares of Facom S.A. held by Fimilac Investissement, S.A., constituting 99.99% of the outstanding shares, for a purchase price of 410 million euro. The foregoing description of the transaction is not complete and is qualified in its entirety by reference to the complete text of the Acquisition Agreement among The Stanley Works, Fimilac, S.A. and Fimilac Investissements, S.A., dated December 6, 2005, which was filed as Exhibit 2.1 to the Company's Current Report on Form 8-K dated December 6, 2005.

A portion of the purchase price for the acquisition was funded with the net proceeds from Stanley's previously announced private placement of $450 million in principal amount of 5.902% Fixed Rate/Floating Rate Enhanced Trust Preferred Securities. Affiliates of Citibank, N.A., and UBS Loan Finance LLC, and Williams Street Credit Corporation, which are lenders under Stanley's existing credit facility, served as the initial purchasers in such private placement. In addition, each of the initial purchasers in such private placement, or their affiliates, have in the past performed, and may in the future from time to time perform, other lending, investment banking, financial advisory, and/or commercial banking services for the Registrant and certain of its subsidiaries and affiliates, for which services they have in the past received, and may in the future receive, customary compensation and reimbursement of expenses.

Item 8.01 Other Events.

On January 3, 2006, The Stanley Works issued a press release announcing completion of its acquisition of Facom Tools. The press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

99.1 Press release dated January 3, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Stanley Works

January 6, 2006	By:	/s/ Bruce H. Beatt

Name: Bruce H. Beatt
Title: Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated January 3, 2006.